360 Funds 485BPOS

 Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 196 and Amendment #197 to the Registration Statement on Form N-1A of the IMS Capital Value Fund and the IMS Strategic Income Fund and to the use of our report dated August 29, 2025, on the financial statements and financial highlights of the IMS Capital Value Fund and the IMS Strategic Income Fund, a series of 360 Fund, appearing in Form N-CSR for the year ended June 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 28, 2025